Exhibit 23.1

SLR Consulting (Canada) Ltd. 55 University Ave., Suite 501, Toronto, ON M5J 2H7

January 31, 2025

Consent of Qualified Person

Re: Form 8-K of Premium Resources Ltd. (the “Company”)

SLR Consulting (Canada) Ltd. (“SLR”), in connection with the Company’s Current Report on Form 8-K to be filed on January 31, 2025 (the “Form 8-K”), consents to:

●	the public filing of the technical report titled “S-K 1300 Technical Report Summary, Selkirk Nickel Project, North East District, Republic of Botswana” (the “Technical Report Summary”), with an effective date of November 1, 2024, and dated January 8, 2025, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”);

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Form 8-K and the Technical Report Summary, to any quotation from or summarization in the Form 8-K of the parts of the Technical Report Summary for which SLR is responsible and to the filing of the Technical Report Summary as an exhibit to the Form 8-K.

SLR confirms that we have read the Form 8-K and that it fairly and accurately reflects, in the form and context in which it appears, the information in the Technical Report Summary for which we are responsible.

SLR Consulting (Canada) Ltd.

Per:

/s/ Jason J. Cox

Jason J. Cox, P.Eng.

Global Technical Director